EERR trim

Exhibit 1: Consolidated Income Statement
(Second Quarter)

	Ch$ millions			US$ millions (1)
	2Q02	2Q03	% Change	2Q02	2Q03	% Change

Revenues	66.576	61.982	-6,9%	96,8	88,7	-8,4%
COGS	(57.763)	(53.168)	-8,0%	(84,0)	(76,0)	-9,4%
Gross Income	8.814	8.815	0,0%	12,8	12,6	-1,6%
Gross Margin	13,2%	14,2%	-	13,2%	14,2%	-
SG&A	(7.003)	(5.430)	-22,5%	(10,2)	(7,8)	-23,7%
% sales	10,5%	8,8%	-	10,5%	8,8%	-
Operating Income	1.811	3.385	86,9%	2,6	4,8	83,9%
Operating Margin	2,7%	5,5%	-	2,7%	5,5%	-
Financial Income	578	265	-54,1%	0,8	0,4	-54,8%
Financial Expenses	(5.244)	(3.393)	-35,3%	(7,6)	(4,9)	-36,3%
Positive Goodwill Amortization	(586)	(529)	-9,8%	(0,9)	(0,8)	-11,2%
Equity in Earning (Losses) of Related Companies	101	12	-87,8%	0,1	0,0	-88,0%
Other non-Operating Incomes	48	286	493,7%	0,1	0,4	484,3%
Other non-Operating Expenses	(842)	(1.062)	26,1%	(1,2)	(1,5)	24,1%
Price-level Restatements	(3.908)	1.261	N/A	(5,7)	1,8	N/A
Non-Operating Results	(9.853)	(3.159)	-67,9%	(14,3)	(4,5)	-68,4%
Income (Loss) Before Income Taxes	(8.042)	226	N/A	(11,7)	0,3	N/A
Income Tax	(407)	(198)	-51,4%	(0,6)	(0,3)	-52,2%
Extraordinary Items	-	-	N/A	0,0	0,0	N/A
Minority Interest	1.379	(13)	N/A	2,0	(0,0)	N/A
Negative Goodwill Amortization	6	1	-77,2%	0,0	0,0	-77,5%
Net Income (Loss)	(7.063)	17	N/A	(10,3)	0,0	N/A

1 Exchange rate on June 2002 US$1.00 = 699,12
Exchange rate on June 2001 US$1.00 = 688,05

Última actualización 28-08-2003
Por .